Exhibit 10.35

POWER INTEGRATIONS, INC.

EXECUTIVE OFFICER BENEFITS AGREEMENT

This Executive Officer Benefits Agreement (the “Agreement”) is made and entered into as of November 4, 2013 (the “Effective Date”), by and between Power Integrations, Inc., a Delaware corporation, (the “Company”) and Wolfgang Ademmer, (“Executive”).

Recitals
A.    Executive is an executive officer of the Company and possesses valuable knowledge of the Company, its business and operations, and the markets in which the Company competes.
B.    The Company draws upon the knowledge, experience and advice of Executive in order to manage its business for the benefit of the Company’s stockholders.
C.    The Board of Directors desires to supplement Executive’s employment arrangements so as to provide additional compensation and benefits to the Executive to encourage Executive to continue to devote his attention and dedication to the Company and to create additional incentives to continue his employment with the Company.
D.     For the purposes of this Agreement the “Option Effective Date” shall mean the Effective Date.

Agreement
Therefore, in consideration of the mutual agreements, covenants and considerations contained herein, the undersigned hereby agree and acknowledge as follows:
1.The parties hereby agree to the terms hereof, including the terms set forth on Exhibit A hereto. The Board of Directors has determined Executive shall be eligible to receive the benefits hereunder immediately upon the Effective Date and shall not be subject to the requirement of completing one year of continuous service as an executive officer of the Company prior to receiving such benefits, as set forth in Section 1(h).

2.This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and the Company.

In Witness Whereof, the undersigned have executed this Executive Officer Benefits Agreement, intending to be legally bound as of the Effective Date.

1

COMPANY:		Power Integrations, Inc.
	By:	/s/ Balu Balakrishnan
Name: Balu Balakrishnan
Title: President and CEO
	Date:	November 4, 2013
EXECUTIVE:
	By:	/s/ Wolfgang Ademmer
Wolfgang Ademmer
	Date:	November 4, 2013
Address for Notice: Executive's home address as reflected in the records of the Company

2

Exhibit A

TERMS OF EXECUTIVE OFFICER BENEFITS AGREEMENT

Executive: Wolfgang Ademmer
Effective Date: 4 November, 2013

1.    Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms shall have the meanings set forth herein:
(a)“Bonus Stock Unit Award” means a restricted stock unit award issued by the Company to Executive that is a performance stock unit award.

(b)“Cause” means:

(i)A material act of theft, dishonesty, fraud, intentional falsification of any employment or Company records or the commission of any criminal act which impairs Executive’s ability to perform his/her duties under this Agreement;

(ii)A material improper disclosure of the Company’s confidential, business or proprietary information by Executive;

(iii)Any action by Executive intentionally causing or expected to cause material harm to the reputation and standing of the Company, or gross negligence or willful misconduct in the performance of Executive’s assigned duties (but not mere unsatisfactory performance); or

(iv)The Executive’s conviction (including any plea of guilty or nolo contendere) for a felony causing material harm to the reputation and standing of the Company, as determined by the Company in good faith.

(c)“Change of Control” means:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(ii)The Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)There occurs a change in the Board of Directors of the Company within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. For purposes of this Agreement, an “Incumbent Director” is any director who is either:

(A)    A director of the Company as of January 1, 2013; or
(B)    A director who is elected or nominated for election to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(iv)The sale or disposition of 50% or more of the Company’s assets (or consummation of any transaction having similar effect); or

(v)The dissolution or liquidation of the Company.

(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e)“Company” shall mean Power Integrations, Inc., and following a Change of Control, any successor or assign to its business and/or assets that agrees or otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(f)“Competition” shall mean rendering services for any organization or engaging in any business directly competitive with the Company or materially contrary or harmful to the interests of the Company, including, but not limited to (i) accepting employment with, or serving as a consultant, advisor or in any other capacity to, the division or other portion of the business of any employer which competes directly with the Company; (ii) materially acting against the interest of the Company or (iii) personally recruiting, directly or indirectly, any person who is then an employee of the Company.

(g)“Good Reason” means the occurrence of any of the following conditions, without Executive’s written consent, which condition(s) remain(s) in effect 20 days after written notice to the Board from Executive of such condition(s), if such notice is given within one year of the occurrence of such condition(s):

(i)A material decrease or planned decrease in Executive’s annual salary, the cash value of Executive’s target annual incentive bonus (whether consisting of cash or Bonus Stock Unit Awards, measured as of the date of grant) or employee benefits following a Change of Control;

(ii)A demotion, a material reduction in Executive’s position, responsibilities or duties or a material, adverse change in Executive’s substantive functional responsibilities or duties, provided, however, that in the event of a Change of Control, Executive will not be deemed demoted nor his position, responsibilities or duties materially reduced or his substantive functional responsibilities or duties materially adversely changed if Executive is responsible for substantially the same function that Executive had in the Company and such function and the responsibilities and duties thereof are similar to those of like situated employees of the acquirer employed in other subsidiaries, divisions, or units.

(iii)The relocation of Executive’s work place for the Company to a location more than fifty (50) miles from the current location of Executive’s work place or a material adverse change in the working conditions or established working hours which persist for a period of six continuous months; or

(iv)Any material breach of this Agreement by the Company.

(h) “New Executive” means an Executive who has served as an executive of the Company for fewer than five years. Executive’s service to the Company as an executive will be deemed to begin upon the date of commencement of employment as an executive officer or upon the date of promotion to an executive officer position. A New Executive will be first eligible for the benefits under this Agreement upon the completion of one year of continuous service as an executive officer of the Company, unless the Board of Directors or Compensation Committee determines otherwise.

(i)“Non-Bonus Stock Unit Award” means a restricted stock unit award issued by the Company to Executive other than a performance stock unit award.

(j)“Permanent Disability” means that:

(i)The Executive has been incapacitated by bodily injury or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties;

(ii)Such total incapacity shall have continued for a period of six consecutive months;

(iii)Such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life; and

(iv)Such incapacity results in Executive’s Separation from Service.

(k)“Release of Claims” means the release of claims required by Section 15 of this Agreement.

(l)“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.

(m)“Senior Executive” means an Executive who has served continuously as an executive of the Company for at least five years. Executive’s service to the Company as an executive will be deemed to begin upon the date of commencement of employment as an executive officer or upon the date of promotion to an executive officer position.

(n)“Separation from Service” means a “separation from service” for the purposes of Section 409A with respect to the Company.

(o)“Stock Unit Award” means a Bonus Stock Unit Award or a Non-Bonus Stock Unit Award.

(p)“Termination of Employment” means Executive’s Separation from Service that results from:

(i)Any termination of employment of the Executive by the Company without Cause; or

(ii)Any resignation by the Executive for Good Reason.

“Termination of Employment” shall not include any termination of the employment of the Executive (a) by the Company for Cause; (b) as a result of Permanent Disability of the Executive; (c) as a result of the death of the Executive; (d) as a result of the voluntary termination of employment by the Executive for reasons other than Good Reason; or (e) a Termination Upon Change of Control.
(q)“Termination Upon Change of Control” means Executive’s Separation from Service that results from:

(i)Any termination of the employment of the Executive by the Company without Cause on or within eighteen (18) months after (i) the occurrence of a Change of Control; or (ii) the date that the person serving as of the Effective Date as Chief Executive Officer of the Company ceases to serve in such office; or

(ii)Any resignation by the Executive for Good Reason within eighteen (18) months after (i) the occurrence of a Change of Control or (ii) the date that the person serving as of the Effective Date as Chief Executive Officer of the Company ceases to serve in such office.

“Termination Upon Change of Control” shall not include any termination of the employment of the Executive (a) by the Company for Cause; (b) as a result of the Permanent Disability of the Executive; (c) as a result of the death of the Executive; or (d) as a result of the voluntary termination of employment by the Executive for reasons other than Good Reason.
2.Position and Duties. Executive shall continue to be an at-will employee of the Company employed in his/her current position at his/her then current salary rate. Executive shall also be entitled to continue to participate in and to receive benefits on the same basis as other executive or senior staff members under any of the Company’s employee benefit plans as in effect from time to time. In addition, Executive shall be entitled to the benefits afforded to other employees similarly situated under the Company’s vacation, holiday and business expense reimbursement policies. Executive agrees to devote the business time, energy and skill necessary to execute his/her duties at the Company. These duties shall include, but not be limited to, any duties consistent with his/her position which may be assigned to Executive from time to time.

3.Acceleration of Vesting of Stock Options and Stock Unit Awards Upon a Change of Control. In the event of a Change of Control, and provided that Executive’s employment with the Company has not terminated prior to such date, Executive shall be entitled to the following benefits:

(a)All stock options granted by the Company to the Executive prior to the Change of Control shall have their vesting accelerated such that 25% of the then unvested shares will be deemed vested and exercisable as of the consummation of the Change of Control. Notwithstanding the foregoing, if the Change of Control does not require the assumption or substitution by the acquiring entity (or parent thereof) of all of the Company’s obligations of the then outstanding stock options, then (i) if Executive is a New Executive, 50% of the then unvested shares will be accelerated and deemed vested and exercisable ten (10) days prior to the consummation of the Change of Control; or (ii) if Executive is a Senior Executive, 100% of the then unvested shares will be accelerated and deemed vested and exercisable ten (10) days prior to the consummation of the Change of Control.

(b)Each Non-Bonus Stock Unit Award granted by the Company to the Executive prior to the Change of Control shall have its vesting accelerated such that 25% of the then unvested shares will be deemed vested as of immediately prior to the consummation of the Change of Control. Such vesting acceleration shall be applied pro rata to each previously unvested portion of the Non-Bonus Stock Unit Award. Notwithstanding the foregoing, if the Change of Control does not or will not result in the assumption or substitution by the acquiring entity (or parent thereof) of all of the Executive’s then outstanding unvested Non-Bonus Stock Unit Awards, then (i) if Executive is a New Executive, 50% of the then unvested shares will be deemed vested effective as of immediately prior to the consummation of the Change of Control; or (ii) if Executive is a Senior Executive, 100% of the then unvested shares will be deemed vested effective as of immediately prior to the consummation of the Change of Control. The shares vesting pursuant to this Section 3(b) will be issued or converted and paid in accordance with Section 3(d). Except as otherwise provided in the applicable award agreement, the portion of any unvested Non-Bonus Stock Unit Award that is not assumed (or an appropriate substitution provided) and that does not vest based on this
Section 3(b) will be forfeited by Executive and will be of no further force or effect.

(c)If the Change of Control does not or will not result in the assumption or substitution by the acquiring entity (or parent thereof) of all of the Executive’s then outstanding unvested Bonus Stock Unit Awards, the then unvested shares at 100% of target will be deemed vested in the proportion that the number of days in the performance period prior to the Change of Control bears to the total number of days in the performance period. The shares vesting pursuant to this Section 3(c) will be issued or converted and paid in accordance with Section 3(d). Except as otherwise provided in the applicable award agreement, the portion of any unvested Bonus Stock Unit Award that is not assumed (or an appropriate substitution provided) and that does not vest based on this Section 3(c) will be forfeited by Executive and will be of no further force or effect.

(d)If the Stock Unit Award does not constitute “deferred compensation” within the meaning of Section 409A, the shares vesting pursuant to Section 3(b) or Section 3(c) will be issued in respect of the Stock Unit Awards immediately prior to the consummation of the Change of Control. If the Stock Unit Award does constitute “deferred compensation” within the meaning of Section 409A, the Company shall take commercially reasonable efforts to cause the shares vesting pursuant to Section 3(b) or Section 3(c) to be issued immediately prior to the Change of Control without adverse personal tax consequences to Executive pursuant to Section 409A. If the Stock Unit Award does constitute “deferred compensation” within the meaning of Section 409A and the shares vesting cannot be issued immediately prior to the Change of Control without adverse personal tax consequences to Executive pursuant to Section 409A, the shares vesting pursuant to Section 3(b) or Section 3(c) will be converted into the same consideration received by the holders of the Company’s common stock pursuant to the Change of Control, and such consideration will be issued in accordance with the delivery schedule for such Stock Unit Award in effect immediately prior to the Change of Control.

(e)In the event of a Change of Control, the Company undertakes to facilitate Executive’s receipt of the benefits set forth in this section by providing written notice to Executive, at least ten (10) days in advance of the closing of such transaction, which (i) indicates the anticipated timing and material economic terms of the anticipated transaction and (ii) references the Executive’s rights under this Section 3. The Company shall also provide appropriate option exercise forms and instructions to assist Executive in exercising his or her rights to acquire securities of the Company on or prior to the consummation of the Change of Control. Executive is strongly encouraged to consult with his or her tax and financial advisor prior to electing to exercise any option pursuant to this Agreement.

4.Termination Upon Change of Control.

(a)Severance Benefits. In the event of the Executive’s Termination Upon Change of Control, Executive shall be entitled to the following separation benefits:

(i)All salary, accrued but unused vacation earned through the date of Executive’s termination and the cash value of Executive’s target annual incentive bonus (whether consisting of cash or Bonus Stock Unit Awards, measured as of the date of grant) for the year in which such termination occurs, prorated based on days through the date of termination (i.e., the Executive’s bonus for the year upon achievement of 100% of any applicable targets multiplied by a fraction the numerator of which is the number of days in the applicable performance period prior to such termination of employment and the denominator of which is the total number of days in the applicable performance period).

(ii)Within fourteen (14) days of submission of proper expense reports by the Executive, reimbursement by the Company for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to his termination of employment.

(iii)(i) if Executive is a New Executive, payment of an amount equal to six (6) months of Executive’s highest annual salary from the Company and 50% of the cash value of Executive’s target annual incentive bonus (whether consisting of cash or Bonus Stock Unit Awards, measured as of the date of grant) as in effect as of the date of such termination to be paid in a lump sum on the sixtieth (60th) day following such termination as provided in Section 15; or

(ii) if Executive is a Senior Executive, payment of an amount equal to (a) six (6) months of Executive’s highest annual salary from the Company and 50% of the cash value of Executive’s target annual incentive bonus (whether consisting of cash or Bonus Stock Unit Awards, measured as of the date of grant) as in effect as of the date of such termination to be paid in a lump sum on the sixtieth (60th) day following such termination as provided in Section 15 and (b) up to an additional six (6) months of such salary and 50% of such bonus, less applicable withholding, shall be paid, subject to Section 15, in ratable monthly installments for six months or until Executive secures new employment, whichever occurs earlier.

(iv)The ability to exercise any and all vested options granted after the Option Effective Date (and any vested options granted prior to the Option Effective Date but only to the extent that such extension of exercisability would not require the Company to incur a compensation expense for financial statement purposes) for twelve (12) months from the date of termination of employment.

(v)The vesting of all stock options granted by the Company to the Executive and outstanding immediately prior to such Termination Upon Change of Control shall have their vesting accelerated, such that (i) if Executive is a New Executive, 50% of the then unvested shares will be deemed vested and exercisable as of the date of termination of employment; or (ii) if Executive is a Senior Executive, 100% of the then unvested shares will be deemed vested and exercisable as of the date of termination of employment.

(vi)The vesting of all Non-Bonus Stock Unit Awards granted by the Company to Executive and outstanding immediately prior to such Termination Upon Change of Control shall have their vesting accelerated, such that (A) if Executive is a New Executive, 50% of the then unvested shares will be deemed vested as of the date of the Termination Upon Change of Control; or (B) if Executive is a Senior Executive, 100% of the then unvested shares will be deemed vested as of the date of the Termination Upon Change of Control. The shares vesting pursuant to this Section 4(a)(vi) will be issued in accordance with Section 4(a)(viii). Except as otherwise provided in the applicable award agreement, the portion of any unvested Non-Bonus Stock Unit Award that does not vest based on this Section 4(a)(vi) will be forfeited by Executive and will be of no further force or effect.

(vii)The vesting of all Bonus Stock Unit Awards granted by the Company to Executive and outstanding immediately prior to such Termination Upon Change of Control shall have their vesting accelerated, such that any unvested Bonus Stock Unit Award at 100% of target will be deemed vested to the extent of a fraction the numerator of which is the number of days in the applicable performance period prior to such Termination Upon Change of Control and the denominator of which is the total number of days in the applicable performance period. The shares vesting pursuant to this Section 4(a)(vii) will be issued in accordance with Section 4(a)(viii). Except as otherwise provided in the applicable award agreement, the portion of any unvested Bonus Stock Unit Award that does not vest based on this Section 4(a)(vii) will be forfeited by Executive and will be of no further force or effect.

(viii)If the Stock Unit Award vesting pursuant to Section 4(a)(vi) or (vii) does not constitute “deferred compensation” within the meaning of Section 409A, the shares vesting pursuant to Section 4(a)(vi) or (vii) will be issued in respect of the Stock Unit Award on the sixtieth (60th) day following the Termination Upon Change of Control as further provided in Section 15 hereof. If the Stock Unit Award does constitute “deferred compensation” within the meaning of Section 409A, the shares vesting pursuant to Section 4(a)(vi) or (vii) will be issued in accordance with the delivery schedule for such Stock Unit Award in effect immediately prior to the Termination Upon Change of Control.

(b)[RESERVED]

5.Termination of Employment.

(a)Severance Benefits. In the event of the Executive’s Termination of Employment, Executive shall be entitled to all separation benefits provided in Section 4(a)(i) and 4(a)(ii) above. In addition, Executive shall be entitled to six (6) months of Executive’s highest annual salary (with the Company) and 50% of the cash value of Executive’s target annual incentive bonus (whether consisting of cash or Bonus Stock Unit Awards, measured as of the date of grant) as in effect as of the date of such termination, all less applicable withholding, paid in a lump sum within sixty (60) days of such termination as provided in Section 15.

(b)[RESERVED]

6.Retirement Benefits.

(a)In order to be eligible for the Retirement Benefits described in Section 6(b) below, the Executive must meet both of the following criteria:

(i)At the time of Executive’s termination of employment with the Company (other than in circumstances in which such termination (i) constitutes a termination with Cause or (ii) does not qualify as a Separation from Service), the Executive has (1) achieved the age of 50 and served the Company for at least 15 years; or (2) achieved the age of 55 and served the Company for at least 10 years; provided, however, if such termination of employment also constitutes a Termination of Employment or a Termination Upon Change of Control, Executive must elect within thirty (30) days of such termination to receive either the benefits provided in Section 4 or Section 5, as applicable, or the benefits provided in this Section 6; and

(ii)At any time during which the Executive is receiving Retirement Benefits, the Executive shall not (1) be employed or on contract full time by a third party (excluding a non-profit organization described in Section 501(c)(3) of the Code) or (2) engage in Competition. If the Executive engages in either (1) or (2), then all Retirement Benefits shall terminate immediately and permanently.

(b)If both conditions in Sections 6(a)(i) and 6(a)(ii) above are satisfied, the Executive shall be entitled, subject to Section 15, to receive the following “Retirement Benefits:”

(i)The ability to exercise any and all options granted after the Option Effective Date (and any options granted prior to the Option Effective Date but only to the extent that such extension of exercisability would not require the Company to incur a compensation expense for financial statement purposes) to the extent such options are vested as of the date of termination of employment for the earlier of: (i) the term of the option or (ii) five years.

(ii)[RESERVED]

7.Termination of Employment due to Death or Permanent Disability.

(a)In the event of the Executive’s death during his employment with the Company and the Executive having satisfied the criteria provided at Section 6(a)(i) as of or prior to the date of his death, the Executive’s legal representative or any person empowered to act on his behalf under his will or under the then applicable laws of descent and distribution shall be entitled to the extension of the term of stock option exercisability pursuant to Section 6(b)(i).

(b)In the event of the Executive’s Permanent Disability during his employment with the Company and the Executive having satisfied the criteria provided at Section 6(a)(i), the Executive, and to the extent applicable, his dependents, shall be entitled to the benefits provided in Section 6(b)(i).

8.Payment of Taxes. All payments made to Executive under this Agreement shall be subject to all applicable federal and state income, employment and payroll taxes, including all withholding taxes.

9.[RESERVED]

10.Exclusive Remedy. The payments and benefits provided for in Section 4, Section 5, Section 6 or Section 16 shall constitute the Executive’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Executive and the Company.

11.Proprietary and Confidential Information. The Executive agrees to continue to abide by the terms and conditions of any Company’s confidentiality and/or proprietary rights agreement between the Executive and the Company.

12.Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association in San Jose, California or elsewhere by mutual agreement. The selection of the arbitrator and the arbitration procedure shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. All costs and expenses of arbitration or litigation, including but not limited to reasonable attorneys fees and other costs reasonably incurred by the Executive, shall be paid by the Company. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

13.Interpretation. Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California, without regard to such state’s conflict of laws rules.

14.Conflict in Benefits. This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Agreement. To the extent Executive is entitled to severance or other benefits upon termination of employment under this Agreement and any other agreement, including any change in control agreement entered into by the Company and the Executive, entered into prior to the Effective Date, the benefits payable under this Agreement shall supersede and replace any other such agreement. However, this Agreement is not intended to and shall not affect, limit or terminate (i) any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees of the Company, (ii) the Company’s equity incentive plans, (iii) any agreement or arrangement with the Executive that has been reduced to writing and which does not relate to the subject matter hereof, or (iv) any agreements or arrangements hereafter entered into by the parties in writing, except as otherwise expressly provided herein.

15.Release of Claims. Executive shall receive the severance benefits or the Retirement Benefits pursuant to this Agreement only if Executive executes and returns to the Company, within the applicable time period set forth therein but in no event more than sixty (60) days following the date of Executive’s Separation from Service, a release of claims (the “Release of Claims”) in favor of the Company in a form reasonably satisfactory to the Company, and permits such Release of Claims to become effective in accordance with its terms on or prior to such sixtieth day (the “Release Agreement Deadline”). If the Release of Claims does not become effective by the Release Agreement Deadline, the Executive will forfeit any right to severance benefits or Retirement Benefits pursuant to this Agreement. None of the severance benefits or Retirement Benefits will be paid or otherwise delivered prior to the effective date of the Release of Claims. Any amounts otherwise payable prior to the Release Agreement Deadline shall instead be paid on the Release Agreement Deadline, with the remainder of the payments to be made as originally scheduled, regardless of whether the Release of Claims becomes effective prior to the Release Agreement Deadline. Except to the minimum extent that payments must be delayed until the effectiveness (or deemed effectiveness) of the Release of Claims, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices following Executive’s Separation from Service. Notwithstanding the foregoing, the Release of Claims shall not be construed to waive any right to indemnification or contribution otherwise available to Executive under law or rules of corporate governance with respect to claims by third parties for actions or omissions in Executive’s role as an officer of the Company.

16.Successors and Assigns.

(a)Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession transaction shall be a breach of this Agreement and shall entitle the Executive to terminate his or her employment with the Company within three (3) months thereafter and to receive the benefits provided under Section 4 of this Agreement in the event of a Termination Upon Change of Control; provided, however, that (i) such termination of employment must be a Separation from Service and (ii) the Executive must deliver a Release of Claims as provided in Section 15. As used in this Agreement, “Company” shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)Heirs of Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

17.Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

if to the Company:
Power Integrations, Inc.
5245 Hellyer Avenue
San Jose, California 95138
Attn: Chief Executive Officer or Chief Financial Officer

and if to the Executive, at the address specified in this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
18.No Representations. Executive acknowledges that he/she is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

19.Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

20.Consultation with Legal and Financial Advisors. Executive acknowledges that his Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisers; and that Executive has had adequate time to consult with Executive’s advisers before signing this Agreement.

21.Other Limitations.

(a)Extension of Stock Option Exercise Period. Notwithstanding anything to the contrary in this Agreement, in the event any extended exercise period provided for in this Agreement shall result in a portion of a stock option becoming subject to the provisions of Section 409A, the extended exercise period of such portion of such stock option shall be automatically shortened by the minimum extent necessary to prevent such portion of such option from becoming subject to Section 409A. In further limitation of any provisions providing for an extended exercise period, the following provisions shall apply, and shall supersede anything to the contrary set forth herein:

(i)If the stock option was granted pursuant to the 1997 Stock Option Plan, as amended (the “1997 Plan”) and pursuant to a Change in Control (as defined in the 1997 Plan) substantially all of the stock options outstanding pursuant to the 1997 Plan will be terminated at the effective date of such Change in Control, any provisions in this Agreement providing for an extended exercise period shall not apply to such stock option.

(ii)If the stock option was granted pursuant to the 1998 Nonstatutory Stock Option Plan (the “1998 Plan”) and pursuant to a Change in Control (as defined in the 1998 Plan) substantially all of the stock options outstanding pursuant to the 1998 Plan will be terminated at the effective date of such Change in Control, any provisions in this Agreement providing for an extended exercise period shall not apply to such stock option.

(iii)If the stock option was granted pursuant to the 2007 Equity Incentive Plan (the “2007 Plan”) and pursuant to a Corporate Transaction (as defined in the 2007 Plan) substantially all of the stock options outstanding pursuant to the 2007 Plan will be terminated at the effective date of such Corporate Transaction, any provisions in this Agreement providing for an extended exercise period shall not apply to such stock option.

(iv)If the stock option was granted pursuant to an equity incentive plan adopted after the date of the 2007 Plan (a “Future Plan”) and, pursuant to the provisions of the Future Plan, substantially all of the stock options outstanding pursuant to the Future Plan will be terminated at the effective date of an event or transaction, any provisions in this Agreement providing for an extended exercise period shall not apply to such stock option.

(v)If the terms of the stock option are intended to comply with, rather than be exempt from, the requirements of Section 409A, any provisions in this Agreement providing for an extended exercise period shall not apply to such stock option.

(vi)In no event will any provisions in this Agreement providing for an extended exercise period result in the extension of the exercise period of any stock option beyond the maximum permitted term of such stock option as provided under the applicable equity incentive plan and stock option award agreement in effect for such stock option, assuming for the purposes of this Section 21(a)(vi) no termination of Executive’s employment with the Company.

[RESERVED]
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